Exhibit 10.107

Certain identified information has been omitted from this document because (i) it is not material and is the type that the Company customarily and actually treats as private or confidential, and/or (ii) if disclosure would constitute a clearly unwarranted invasion of personal privacy and has been marked with “[***]” to indicate where omissions have been made.

AMENDED AND RESTATED SERVICES AGREEMENT

THIS AGREEMENT made the 10th day of January 2025

BETWEEN:

(1)	VG LNG Marketing, LLC (UK Branch) (Company No. FC034590) whose registered office is at 80 Grosvenor Street, London W1K 3JX, United Kingdom (the “Company”) and

(2)	Thomas Edward Earl of [***] (the “Executive”).

WHEREAS:

The Company and the Executive are parties to a Services Agreement dated 12 September 2017 (the “Original Agreement”). The Company and the Executive desire to amend and restate the Original Agreement in its entirety on the terms and conditions set out in this Agreement.

IT IS AGREED:

1.	APPOINTMENT AND TERM

The Company has employed the Executive and the Executive has served the Company as Chief Commercial Officer of the Company with effect from 19 July 2017. The Company and the Executive intend for this employment relationship to continue from and after the Effective Date. Notwithstanding the foregoing, either the Executive or the Company may terminate the employment at any time by giving to the other not less than three months’ notice in writing.

2.	DUTIES

2.1	During his employment hereunder the Executive shall:

(a)

perform the duties and exercise the powers and functions which from time to time may reasonably be assigned to or vested in him by the Chief Executive Officer of Venture Global, Inc. in relation to the Company and any Associated Company (as herein defined) at such place or places both within and outside the United Kingdom as the Chief Executive Officer shall determine;

(b)

during working hours devote the whole of his time, attention and ability to his duties hereunder and shall faithfully and loyally serve the Company to the best of his ability and use his utmost endeavours to promote its interests in all respects;

(c)

comply with all reasonable requests, instructions and regulations given or made by the Chief Executive Officer (or by any one authorised by them) and promptly provide such explanations, information and assistance as to his activities or the business of the Company as the Chief Executive Officer may reasonably require;

(d)	agree to hold the position of Chief Commercial Officer of Venture Global, Inc.; and

(e)

not engage in any activities which would detract from the proper performance of his duties hereunder or be concerned or interested directly or indirectly in any other trade, business or occupation whatsoever.

For the purposes of this Agreement, “Associated Company” means any company which for the time being is: (i) a parent undertaking (as defined by the Companies Act 2006) of the Company; or (ii) any subsidiary undertaking (as defined by the Companies Act 2006) of any such parent company or of the Company.

2.2	Notwithstanding the provisions of clause 2.1 the Company shall:

(a)	be entitled at any time to appoint another person or persons to act jointly with the Executive;

(b)	have the right to require the Executive at any time to carry out such special projects or functions commensurate with his abilities as the Company shall in its absolute discretion determine; and

(c)

be under no obligation to assign to or vest in the Executive any powers, duties or functions or to provide any work for the Executive and may at any time suspend the Executive from the performance of any duties or exclude him from any premises of the Company. During the period of any such suspension or exclusion the Executive will remain an employee of the Company and may not work (whether or not for remuneration) for any other organisation (whether or not a competitor of the Company or any Associated Company) and the Company shall have the right to require the Executive not to speak to or otherwise communicate with any director or employee of the Company or any Associated Company or any person, firm or company who at the date of such suspension or exclusion is a client or customer of the Company or any Associated Company.

2.3

The Executive agrees that the maximum weekly working time as set out in regulation 4 of the Working Time Regulations 1998 shall not apply in relation to his employment. This condition shall apply indefinitely subject to the Executive’s right to withdraw his agreement to the exclusion of the maximum weekly working time on providing three months’ written notice.

3.	REMUNERATION

3.1

As remuneration for his services hereunder, the Company shall pay to the Executive a salary at the rate of the British pound equivalent of one million five hundred thousand dollars ($1,500,000) per annum (which shall be payable in U.S. dollars and be deemed to accrue from day to day) payable in arrears by equal monthly instalments on the last day of each month such salary being inclusive of any fees to which the Executive may be entitled as a director of the Company or of any Associated Company. The said salary shall be reviewed by the Company from time to time. While a review does not imply any entitlement to an increase, the salary payable to the Executive may be increased with effect from any such review date.

3.2

At its absolute discretion, the Company may pay the Executive a bonus of such amount, at such intervals, and subject to any such conditions as it may determine from time to time. Any bonus payment to the Executive shall be purely discretionary and shall not form part of your contractual remuneration under this agreement. If the Company makes a bonus payment to you in respect of a particular financial year of the Company, it shall be under no obligation to make subsequent bonus payments in respect of subsequent financial years.

3.3

At its absolute discretion, the Company may award the Executive certain project milestone bonuses based upon the Company’s or any Associated Company’s achievement of significant milestones with respect to the development of natural gas liquefaction and export facilities or the sale and purchase of liquefied natural gas, as determined by the Company from time to time (each a “Milestone Bonus”). Upon the Company’s determination that a Milestone Bonus has been achieved, such Milestone Bonus will be paid to the Executive either in a lump sum within thirty (30) days following the achievement date (where so specified in Schedule 1 attached hereto) or in four (4) equal instalments over a twelve (12)-month period from the achievement date, with the first installment paid on a regular payroll cycle pay date occurring within forty-five (45) days of the achievement date and the remaining three (3) installments paid on a regular payroll cycle pay date that is approximately three (3) months following the prior payment date. Payment of any instalment of a Milestone Bonus is subject to your continued employment with the Company through each applicable payment date and you not being under notice (either given or received) or subject to disciplinary proceedings through the relevant date of payment. The decision to provide any Milestone Bonus and the amount, timing of payment, and terms of any Milestone Bonus shall be in the sole and absolute discretion of the Company. Milestone Bonuses awarded to you prior to the Effective Date that are outstanding (but not yet due and payable) and unpaid as of the Effective Date are described on Schedule 1 attached hereto.

3.4

From time to time following the Effective Date the Executive may receive additional incentive compensation awards which are paid over an extended period to promote long-term continued service with the Company (each, a “Strategic Recognition Award”). Each Strategic Recognition Award is payable in equal quarterly installments over a four (4)-year period, subject to the Executive’s continued employment with the Company through each applicable payment date. The decision to provide a Strategic Recognition Award and the amount, timing of payment, and terms and conditions of any such Strategic Recognition Award shall be in the sole and absolute discretion of the Company. Strategic Recognition Awards awarded to the Executive prior to the Effective Date are described on Schedule 1 attached hereto.

3.5

During the term of this Agreement, the Executive shall be eligible to participate in Company’s or its affiliate’s omnibus long-term incentive plan or any successor plan, subject to the terms of such plan as may be in effect from time to time, as determined by the Board of Directors of Venture Global, Inc. (the “Board”) in its discretion.

3.6

Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company or its affiliate providing for clawback or recoupment of amounts that were paid to the Executive, including any such policies required to be adopted under applicable law. The Company or the Board, as applicable, will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

3.7	The Company or its affiliate, as applicable, shall maintain director’s and officer’s insurance for the benefit of the Executive on terms reasonably available in the commercial insurance market.

3.8	All bonus payments described in this clause 3 will be subject to appropriate income tax and employee national insurance contribution deductions. In addition, all bonus payments are non-pensionable.

3.9

For the purposes of the Employment Rights Act 1996 and otherwise the Executive hereby consents to the deduction of any sums owing by him to the Company at any time from his salary or any other payment due from the Company to the Executive and the Executive hereby also agrees to make any payment to the Company of any sums owed by him to the Company upon demand by the Company at any time.

4.	PENSION AND BENEFITS

4.1	The Company will comply with the employer pension duties in respect of the Executive’s employment in accordance with Part 1 of the Pensions Act 2008.

4.2

The Executive is eligible to join the Company’s Pension Scheme (the “Scheme”) subject to the rules of the Scheme, as amended from time to time. Details of the Scheme and the Executive’s entitlements under it will be provided to the Executive separately by the Human Resources team. If the Executive decides not to join the Scheme this will not affect his statutory rights relating to pension auto-enrolment and he will be auto-enrolled into NEST. The Executive will however have the opportunity to opt-out in accordance with the relevant legislation.

4.3

The Company shall pay the Executive three thousand dollars ($3,000) per month (the “Benefits Payment”) in lieu of the provision of any benefits. The Company shall have the right to change its arrangements for or withdraw the provision of the Benefits Payment as it sees fit.

5.	EXPENSES

The Company shall reimburse to the Executive all travelling, hotel, entertainment and other expenses properly and reasonably incurred by him in the performance of his duties hereunder and properly claimed and vouched for in accordance with the Company’s expense reporting procedure in force from time to time.

6.	HOLIDAYS AND HOLIDAY PAY

6.1

In addition to the normal Bank and public holidays the Executive shall be entitled to 20 working days’ paid holiday during each calendar year to be taken at such time or times as may be agreed with the Company. The Executive may not without the consent of the Company carry forward any unused part of his holiday entitlement to a subsequent calendar year.

6.2

For the calendar year during which the Executive’s employment hereunder commences or terminates he shall be entitled to such proportion of his annual holiday entitlement as the period of his employment in each such year bears to one calendar year. Upon termination of his employment for whatever reason he shall if appropriate either be entitled to salary in lieu of any outstanding holiday entitlement or be required to pay to the Company any salary received in respect of holiday taken in excess of his proportionate holiday entitlement.

7.	SICKNESS/INCAPACITY

7.1

If the Executive shall be prevented by illness, accident or other incapacity from properly performing his duties hereunder he shall report this fact forthwith to the Company’s Secretary and if he is so prevented for more than seven consecutive days he shall if required by the Company provide an appropriate doctor’s certificate.

7.2

If the Executive shall be absent from his duties hereunder owing to illness, accident or other incapacity duly certified in accordance with the provisions of clause 7.1 he shall be paid subject to the provisions of clause 11 such remuneration as the Board shall in its discretion allow provided that there shall be deducted from such remuneration any Statutory Sick Pay or any social security or other benefits payable to the Executive including any sums recoverable from a third party.

8.	CONFIDENTIAL INFORMATION

The Executive shall not during his employment hereunder (save in the proper course thereof) or at any time after its termination for any reason whatsoever disclose to any person whatsoever or otherwise make use of any confidential or secret information which he has or may have acquired in the course of his employment concerning the business, affairs, finance, customers or trade connections of the Company or any Associated Company or any of its or their suppliers, agents, distributors or customers and shall use his best endeavours to prevent the unauthorised publication or disclosure of any such confidential or secret information.

9.	INTELLECTUAL PROPERTY

9.1

The Executive shall give the Company full written details of all Inventions (meaning inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium) and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the course of the Appointment which relate to, or are reasonably capable of being used in, the business of the Company or any Associated Company. The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Executive holds them on trust for the Company. The Executive agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause.

9.2

For the purposes of clause 9, “Intellectual Property Rights” consist of patents, rights to Inventions (meaning), copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

10.	RESTRICTIVE COVENANT AGREEMENT

The Executive acknowledges and agrees to and for the benefit of the Company that the Executive is a party to that certain Restrictive Covenant Agreement with Venture Global LNG, Inc. dated as of July 10, 2017 (the “Restrictive Covenant Agreement”) relating to certain matters arising out of the Executive’s employment with the Company, attached hereto as Exhibit A. The Executive and the Company agree that in the event of any conflict in interpretation between the provisions of this Agreement and the provisions of the Restrictive Covenant Agreement, the provisions of the Restrictive Covenant Agreement shall prevail and in no event shall the Executive assert or attempt to rely on any of the provisions of this Agreement as a defence to the enforcement of the Restrictive Covenant Agreement.

11.	TERMINATION ON THE HAPPENING OF CERTAIN EVENTS

11.1

The Company reserves the right in its absolute discretion and at any time to terminate the Executive’s employment with immediate effect by notifying the Executive that it is exercising its rights under this clause and that within 28 days it will make a payment in lieu of the notice entitlement referred to in clause 1 or if less, any unexpired period of notice of termination. Such a payment in lieu shall consist of a sum equivalent to the Executive’s base annual salary as set out in clause 3.1 for the relevant period.

11.2

The Company without prejudice to any remedy which it may have against the Executive for the breach or non-performance of any of the provisions of this Agreement may forthwith terminate this Agreement without notice or payment in lieu of notice if the Executive shall:

(a)	become bankrupt or become the subject of an interim order under the Insolvency Act 1986 or make any arrangement or composition with his creditors; or

(b)	become of unsound mind or a patient as defined in the Mental Health Act 1983; or

(c)

be convicted of any criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a penalty other than imprisonment for three months or more is imposed); or

(d)	commit any act of dishonesty whether relating to the Company, any Associated Company, other employees or otherwise; or

(e)

be prevented by illness or otherwise from performing his duties hereunder for a consecutive period of six calendar months or for an aggregate period of six calendar months in any period of 12 calendar months; or

(f)

be guilty of any serious misconduct, any conduct tending to bring the Company or himself into disrepute, or any material breach or non-observance of any of the provisions of this Agreement or shall neglect, fail or refuse to carry out duties properly assigned to him hereunder.

12.	OBLIGATIONS UPON TERMINATION OF EMPLOYMENT

Upon the termination of his employment hereunder for whatever reason the Executive shall:

(a)

forthwith tender his resignation as a Director of the Company and of any Associated Company without compensation. To secure his obligation under this Agreement the Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to sign any documents and do any things necessary to give effect thereto, if the Executive shall fail to sign or do the same himself;

(b)

deliver up to the Company all vehicles, keys, credit cards, correspondence, documents, specifications, reports, papers and records (including any computer materials such as discs or tapes) and all copies thereof and any other property (whether or not similar to the foregoing or any of them) belonging to the Company or any Associated Company which may be in his possession or under his control, and (unless prevented by the owner thereof) any such property belonging to others which may be in his possession or under his control and which relates in any way to the business or affairs of the Company or any Associated Company or any supplier, agent, distributor or customer of the Company or any Associated Company, and he shall not without written consent of the Board retain any copies thereof;

(c)	if so requested send to the Company’s Secretary a signed statement confirming that he has complied with clause 12(b); and

(d)	not at any time represent himself still to be connected with the Company or any Associated Company.

13.	OTHER TERMS AND CONDITIONS

13.1	The following particulars are given in compliance with the requirements of s 1 Employment Rights Act 1996:

(a)

the Executive’s normal place of work is 80 Grosvenor Street, London W1K 3JX, United Kingdom but he may be required to work at any other office or location in the UK as may be directed by the Chief Executive Officer from time to time;

(b)	the Executive’s continuous employment began on 19 July 2017. No employment of the Executive with a previous employer counts as part of the Executive’s continuous employment with the Company;

(c)

the Executive’s hours of work shall be the normal hours of work of the Company which are from 9:00 am to 5:30 pm together with such additional hours as may be necessary for the proper discharge of his duties hereunder to the satisfaction of the Board;

(d)

if the Executive is dissatisfied with any disciplinary decision or if he has any grievance relating to his employment hereunder he should refer such disciplinary decision or grievance to the Board and the reference will be dealt with by discussion at and decision of a Board meeting;

(e)	no contracting-out certificate pursuant to the provisions of Pension Schemes Act 1993 is in force in respect of the Executive’s employment hereunder; and

(f)

save as otherwise herein provided there are no terms or conditions of employment relating to hours of work or to normal working hours or to entitlement to holiday (including public holidays) or holiday pay or to incapacity for work due to sickness or injury or to pensions or pension schemes or to requirements to work abroad and no collective agreement has any effect upon the Executive’s employment hereunder.

14.	DATA PROTECTION

14.1

The Company will hold and process, both electronically and manually, personal data relating to you which is necessary for the performance of this Agreement and for other lawful processing reasons under data protection legislation. Such personal data includes, without limitation, your employment application, references, bank details, appraisals, holiday and sickness records, pay details, data regarding employment benefits and other records which may include sensitive personal data relating to your health.

14.2

The Company may monitor, record and review your telephone calls, emails and internet usage, regardless of whether these are for work or personal use if made using the Company’s equipment. Consequently, you should not regard any such communication made using the Company’s equipment as private.

15.	COUNTERPARTS

This Agreement may be executed by the parties in separate counterparts each of which shall be an original but all of which shall constitute one and the same instrument.

16.	APPLICABLE LAW

English law shall apply to this Agreement and the parties submit to the jurisdiction of the English Courts.

17.	EFFECTIVENESS; ENTIRE AGREEMENT

This Agreement shall become effective upon the closing of an initial public offering of the Class A common stock of Venture Global, Inc. (the “Effective Date”). Unless specifically provided herein, this Agreement, together with the Restrictive Covenant Agreement and any outstanding stock option grant agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including any existing letter or agreement relating to any Milestone Bonus or Strategic Recognition Award.

IN WITNESS whereof this deed has been duly executed and delivered the day and year first before written

Executed as a deed by VG LNG Marketing, LLC acting by:	) ) )

/s/ Keith Larson Secretary

/s/ Thomas Edward Earl

Signed as a deed by Thomas Edward Earl in the presence of Jeremy Philippi	) ) )

/s/ Jeremy Philippi Witness’ signature Witness’ address

Schedule 1

[Omitted]

Exhibit A

Restrictive Covenant Agreement

[Omitted]